UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2018

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-167219	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 South Beverly Drive, Suite 1450

Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

 n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 3.02	Unregistered Sales of Equity Securities.

On or about March 19, 2018, LiveXLive Media, Inc. (the “Company”) entered into several Note Conversion and Warrant Issuance Agreements with holders of the Company’s 6% unsecured convertible notes due January through September 2018 (the “Notes”), pursuant to which such holders converted approximately $2.15 million in aggregate principal amount of Notes and approximately $118,000 in accrued interest under the Notes, for approximately 754,180 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and approximately 150,840 three-year warrants (the “Warrants”) to purchase shares of Common Stock, with an exercise price of $4.00 per share. This Current Report on Form 8-K does not constitute an offer to exchange the Notes or other securities of the Company for Common Stock or any other securities of the Company.

Substantially all of the holders of the Notes are subject to lock-up agreements which they entered into with JMP Securities LLC, the underwriter of the Company’s public offering completed in December 2017. Accordingly, approximately 745,420 of the Shares are restricted from being sold or transferred for 540 days from December 22, 2017, subject to certain conditions.

The issuance of the Shares and Warrants as a result of the conversion of the Notes is being made in reliance on the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

	By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
Dated: March 21, 2018	Title:	Chief Executive Officer and Chairman of the Board of Directors

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